OTCBB: CNYC

CANYON COPPER COMPLETES FINAL TRANCHE OF PRIVATE PLACEMENT

VANCOUVER, BC, August 31, 2009 – Canyon Copper Corp. (the “Company”) (OTCBB:CNYC) is pleased to announce that it has completed the final tranche of its $1.25 million foreign private placement offering by issuing 1,375,000 shares of common stock at a price of $0.04 per share for total proceeds of $55,000. The issuance was completed under the provisions of Regulation S of the Securities Act of 1933 (the “Act”). The Company did not engage in a distribution of this offering in the United States. Each of the subscribers represented that they were not a US person as defined in Regulation S and that they were not acquiring the units for the account or benefit of a US person.

Following the completion of the final tranche, the Company has issued a total of 31,250,000 shares of common stock for gross proceeds of $1.25 million under the foreign private placement offering. The proceeds from the offering will be used to retire corporate indebtedness and for general working capital purposes.

About Canyon Copper

The Company's New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains partially open. The Copper Queen mineralized zone is located approximately three kilometres west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

On behalf of the Board of Directors,

“Kurt Bordian”

CANYON COPPER CORP.
Kurt Bordian, CFO and Treasurer

This News Release does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

This News Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations, and expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the Company's ability to obtain additional financing, geological, mechanical or difficulties affecting the Company's planned geological work programs, uncertainty of estimates of mineralized material and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Suite 408 – 1199 West Pender Street • Vancouver, B.C. • V6E 2R1
TEL (604) 331-9326 • FAX (604) 684-9365